EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1989 Stock Plan, as amended, Employee Stock Purchase Plan, as amended and the 1994 Non-Employee Directors' Stock Option Plan, as amended, of Cytel Corporation of our report dated February 5, 1998 except for
Note 10, as to which the date is February 27, 1998, with respect to the consolidated financial statements of Cytel Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                                                       ERNST & YOUNG LLP


San Diego, California
August 28, 1998